                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 SCHEDULE 13G/A

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO. 7)(1)


                             1st STATE BANCORP, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   33645S 10 0
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                DECEMBER 31, 2005
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                /X/     Rule 13d-1(b)

                /X/     Rule 13d-1(c)

                /_/     Rule 13d-1(d)

------------------------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, SEE the NOTES).

--------------------------------------------------------------------------------
CUSIP NO. 33645S 10 0                13G                      PAGE 2 OF 13 PAGES
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1          NAMES OF REPORTING PERSONS:
           1st STATE BANCORP, INC. EMPLOYEE STOCK OWNERSHIP PLAN TRUST

           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) 56-2155141
--------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *

                                                             (a) /_/

                                                             (b) /_/

--------------------------------------------------------------------------------
3          SEC USE ONLY
--------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION
           STATE OF NORTH CAROLINA
--------------------------------------------------------------------------------
                        5      SOLE VOTING POWER                      0
       NUMBER OF        --------------------------------------------------------
         SHARES
      BENEFICIALLY      6      SHARED VOTING POWER              295,567
        OWNED BY        --------------------------------------------------------
          EACH          7      SOLE DISPOSITIVE POWER                 0
       REPORTING        --------------------------------------------------------
         PERSON         8      SHARED DISPOSITIVE POWER         295,567
          WITH
--------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                295,567

--------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                /_/
--------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
            10.20% (1)

--------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON *
                    EP
--------------------------------------------------------------------------------

(1)  Based on 2,898,637 shares of common stock outstanding on December 31, 2005.

--------------------------------------------------------------------------------
CUSIP NO. 33645S 10 0                13G                      PAGE 3 OF 13 PAGES
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1          NAMES OF REPORTING PERSONS:
           1st STATE BANCORP, INC. DEFERRED COMPENSATION PLAN

           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) 56-0223240
--------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *

                                                                (a) /_/
                                                                (b) /_/
--------------------------------------------------------------------------------
3          SEC USE ONLY

--------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION
           STATE OF NORTH CAROLINA
--------------------------------------------------------------------------------
                        5      SOLE VOTING POWER                      0
       NUMBER OF
         SHARES         --------------------------------------------------------
      BENEFICIALLY      6      SHARED VOTING POWER              122,488
        OWNED BY
          EACH          --------------------------------------------------------
       REPORTING         7      SOLE DISPOSITIVE POWER                0
         PERSON
          WITH          --------------------------------------------------------
                        8      SHARED DISPOSITIVE POWER         122,488

--------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            122,488

--------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                /_/
--------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
            4.23% (1)

--------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON *
                    EP
--------------------------------------------------------------------------------
(1)  Based on 2,898,637 shares of common stock outstanding on December 31, 2005.

--------------------------------------------------------------------------------
CUSIP NO. 33645S 10 0                13G                      PAGE 4 OF 13 PAGES
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1          NAMES OF REPORTING PERSONS:
           JAMES G. McCLURE

           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

--------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *

                                                                (a) /_/
                                                                (b) /_/

--------------------------------------------------------------------------------
3          SEC USE ONLY
--------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION
           UNITED STATES OF AMERICA

--------------------------------------------------------------------------------
                        5      SOLE VOTING POWER                51,426 (1)
       NUMBER OF
         SHARES         --------------------------------------------------------
      BENEFICIALLY      6      SHARED VOTING POWER             127,776 (2)
        OWNED BY
          EACH          --------------------------------------------------------
       REPORTING        7      SOLE DISPOSITIVE POWER           51,426 (1)
         PERSON
          WITH          --------------------------------------------------------
                        8      SHARED DISPOSITIVE POWER         127,776 (2)

--------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            179,202
--------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                /_/
--------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
            6.18% (3)
--------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON *
                    IN
--------------------------------------------------------------------------------

(1) Includes 15,816 shares that may be acquired upon the exercise of options exercisable within 60 days.
(2) Includes 122,488 shares owned by the 1st State Deferred Compensation Plan, of which the reporting person serves as a trustee, and 5,288 shares owned by the reporting spouse and/or children.
(3) Assumes that options for 15,816 shares have exercised. Based on 2,898,637 shares of common stock outstanding as of December 31, 2005.

--------------------------------------------------------------------------------
CUSIP NO. 33645S 10 0                13G                      PAGE 5 OF 13 PAGES
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1          NAMES OF REPORTING PERSONS:
           VIRGIL L. STADLER

           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
--------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *

                                                                (a) /_/
                                                                (b) /_/

--------------------------------------------------------------------------------
3          SEC USE ONLY
--------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION
           UNITED STATES OF AMERICA
--------------------------------------------------------------------------------
                        5      SOLE VOTING POWER                81,540 (1)
       NUMBER OF
         SHARES         --------------------------------------------------------
      BENEFICIALLY      6      SHARED VOTING POWER             130,644 (2)
        OWNED BY
          EACH          --------------------------------------------------------
       REPORTING        7      SOLE DISPOSITIVE POWER           81,540 (1)
         PERSON
          WITH          --------------------------------------------------------
                        8      SHARED DISPOSITIVE POWER        130,644 (2)

--------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             212,184
--------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                /_/
--------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
            7.32% (3)
--------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON *
                    IN

--------------------------------------------------------------------------------
(1) Includes 15,816 shares that may be acquired upon the exercise of options exercisable within 60 days.
(2) Includes 122,488 shares owned by the 1st State Deferred Compensation Plan, of which the reporting person serves as a trustee, and 8,156 shares owned by the reporting person's spouse.
(3) Assumes that options for 15,816 shares have been exercised. Based on 2,898,637 shares of common stock outstanding as of December 31, 2005.

--------------------------------------------------------------------------------
CUSIP NO. 33645S 10 0                13G                      PAGE 6 OF 13 PAGES
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1          NAMES OF REPORTING PERSONS:
           RICHARD H. SHIRLEY

           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
--------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *

                                                                (a) /_/
                                                                (b) /_/

--------------------------------------------------------------------------------
3          SEC USE ONLY

--------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION
           UNITED STATES OF AMERICA

--------------------------------------------------------------------------------
                        5      SOLE VOTING POWER                55,968 (1)
       NUMBER OF
         SHARES         --------------------------------------------------------
      BENEFICIALLY      6      SHARED VOTING POWER             122,488 (2)
        OWNED BY
          EACH          --------------------------------------------------------
       REPORTING        7      SOLE DISPOSITIVE POWER           55,968 (1)
         PERSON
          WITH          --------------------------------------------------------
                        8      SHARED DISPOSITIVE POWER        122,488 (2)

--------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           178,456
--------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                /_/
--------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
           6.16% (3)
--------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON *
                    IN
--------------------------------------------------------------------------------

(1) Includes 15,816 shares that may be acquired upon the exercise of options exercisable within 60 days.
(2) Consists of 122,488 shares owned by the 1st Bank Deferred Compensation Plan, of which the reporting person serves as a trustee.
(3) Assumes that options for 15,816 shares have been exercised. Based on 2,898,637 shares of common stock outstanding as of December 31, 2005.

--------------------------------------------------------------------------------
CUSIP NO. 33645S 10 0                13G                      PAGE 7 OF 13 PAGES
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1          NAMES OF REPORTING PERSONS:
           T. SCOTT QUAKENBUSH

           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

--------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *

                                                                (a) /_/
                                                                (b) /_/

--------------------------------------------------------------------------------
3          SEC USE ONLY

--------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION
           UNITED STATES OF AMERICA
--------------------------------------------------------------------------------
                        5      SOLE VOTING POWER                79,755 (1)
       NUMBER OF
         SHARES         --------------------------------------------------------
      BENEFICIALLY      6      SHARED VOTING POWER             302,997 (2)
        OWNED BY
          EACH          --------------------------------------------------------
       REPORTING        7      SOLE DISPOSITIVE POWER           79,755 (1)
         PERSON
          WITH          --------------------------------------------------------
                        8      SHARED DISPOSITIVE POWER        302,997 (2)

--------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             382,752
--------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                /_/
--------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
           13.20% (3)
--------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON *
                    IN
--------------------------------------------------------------------------------

(1) Includes 15,816 shares that may be acquired upon the exercise of options exercisable within 60 days.
(2) Includes 295,567 shares owned by the 1st State Inc. Employee Stock Ownership Plan Trust, of which the reporting person serves as a trustee, and 7,430 shares owned the reporting person's spouse.
(3) Assumes that options for 15,816 shares been exercised. Based on 2,898,637 shares of common stock outstanding as of December 31, 2005.

--------------------------------------------------------------------------------
CUSIP NO. 33645S 10 0                13G                      PAGE 8 OF 13 PAGES
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1          NAMES OF REPORTING PERSONS:
           ERNEST A. KOURY, JR.

           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

--------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *

                                                                (a) /_/

                                                                (b) /_/

--------------------------------------------------------------------------------
3          SEC USE ONLY
--------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION
           UNITED STATES OF AMERICA

--------------------------------------------------------------------------------
                        5      SOLE VOTING POWER                1,000
       NUMBER OF
         SHARES         --------------------------------------------------------
      BENEFICIALLY      6      SHARED VOTING POWER            295,567 (1)
        OWNED BY
          EACH          --------------------------------------------------------
       REPORTING        7      SOLE DISPOSITIVE POWER           1,000
         PERSON
          WITH          --------------------------------------------------------
                        8      SHARED DISPOSITIVE POWER       295,567 (1)

--------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            296,567
--------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                /_/
--------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
           10.23% (2)
--------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON *
                    IN
--------------------------------------------------------------------------------

(1) Consists of 295,567 shares owned by the 1st State Bancorp, Inc. Employee Stock Ownership Plan, of which the reporting person serves as a trustee.
(2) Based on 2,898,637 shares of common stock outstanding as of December 31, 2005.

--------------------------------------------------------------------------------
CUSIP NO. 33645S 10 0                13G                      PAGE 9 OF 13 PAGES
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1          NAMES OF REPORTING PERSONS:
           BERNIE C. BEAN

           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

--------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *

                                                                (a) /_/
                                                                (b) /_/

--------------------------------------------------------------------------------
3          SEC USE ONLY

--------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION
           UNITED STATES OF AMERICA
--------------------------------------------------------------------------------
                        5      SOLE VOTING POWER                38,947 (1)
       NUMBER OF
         SHARES         --------------------------------------------------------
      BENEFICIALLY      6      SHARED VOTING POWER             295,567 (2)
        OWNED BY
          EACH          --------------------------------------------------------
       REPORTING        7      SOLE DISPOSITIVE POWER           38,947 (1)
         PERSON
          WITH          --------------------------------------------------------
                        8      SHARED DISPOSITIVE POWER        295,567 (2)

--------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            334,514
--------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                /_/
--------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
           11.54% (3)
--------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON *
                    IN
---------- ---------------------------------------------------------------------

(1) Includes 15,816 shares that may be acquired upon the exercise of options exercisable within 60 days.
(2) Consists of 295,567 shares owned by the 1st Bancorp, Inc. Employee Stock Ownership Plan Trust, of which the reporting person serves as a trustee.
(3) Assumes that options for 15,816 shares have been exercised. Based on 2,898,637 shares of common stock outstanding as of December 31, 2005.

                                                  ------------------------------
                                                         PAGE 10 OF 13 PAGES
                                                  ------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


ITEM 1(a).     NAME OF ISSUER.
         1st State Bancorp, Inc.

ITEM 1(b).     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES.
         445 S. Main Street
         Burlington, North Carolina 27215

ITEM 2(a).     NAME OF PERSON(S) FILING.
         1st State Bancorp, Inc. Employee Stock Ownership Plan ("ESOP"); 1st State Bank Deferred Compensation Plan ("Deferred Compensation Plan"); the following individuals who serve as the trustees of the ESOP: T. Scott Quakenbush, Ernest A. Koury, Jr. and Bernie C. Bean; and the following individuals who serve as trustees of the Deferred Compensation Plan: James G. McClure, Virgil L. Stadler and Richard H. Shirley.

ITEM 2(b). ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR, IF NONE, RESIDENCE. Same as Item 1(b).

ITEM 2(c).     CITIZENSHIP.
         See Row 4 of the second part of the cover page provided for each reporting person.

ITEM 2(d).     TITLE OF CLASS OF SECURITIES.
         Common Stock, par value $.01 per share.

ITEM 2(e).     CUSIP NUMBER:  33645S 10 0

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

         (f) /X/ An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(f)

         This Schedule 13G also is being filed on behalf of the Deferred Compensation Plan and by each trustee of the ESOP and the Deferred Compensation Plan, filing pursuant to Rule 13d-1(c) and applicable SEC no-action letters.

ITEM 4.        OWNERSHIP.
         (a)   AMOUNT BENEFICIALLY OWNED:  See Row 9 of the second  part of the
               -------------------------
               cover page provided for each reporting person.

         (b)   PERCENT OF CLASS: See Row 11 of the second part of the cover page
               ----------------
               provided for each reporting person.

                                                  ------------------------------
                                                         PAGE 11 OF 13 PAGES
                                                  ------------------------------

         (c)   NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS: See Rows 5, 6, 7,
               --------------------------------------------
               and 8 of the second part of the cover page provided for each reporting person.

ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: /_/

ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.
         The ESOP Committee has the power to determine whether dividends on allocated shares that are paid to the ESOP trust are distributed to participants or are used to repay the ESOP loan.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.
         Not applicable.

ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
         Not applicable.

ITEM 9.        NOTICE OF DISSOLUTION OF GROUP.
         Not applicable.

ITEM 10.       CERTIFICATIONS.
         By signing below, each signatory in the capacity of a trustee of the 1st State Bancorp, Inc. Employee Stock Ownership Plan Trust certifies that, to the best of his knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

         By signing below, each signatory in the capacity of a trustee of the 1st State Bank Deferred Compensation Plan certifies that, to the best of his knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

         By signing below, each signatory in his individual capacity certifies that, to the best of his knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                                  ------------------------------
                                                         PAGE 12 OF 13 PAGES
                                                  ------------------------------

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

1ST STATE BANCORP, INC.
EMPLOYEE STOCK OWNERSHIP PLAN TRUST

By Its Trustees:


/s/ T. Scott Quakenbush                                 February 14, 2006
-------------------------------------                   -----------------
T. Scott Quakenbush, as Trustee                         Date

/s/ Ernest A. Koury                                     February 14, 2006
-------------------------------------                   -----------------
Ernest A. Koury, as Trustee                             Date

/s/ Bernie C. Bean                                      February 14, 2006
--------------------------------------                  -----------------
Bernie C. Bean, as Trustee                              Date


1ST STATE BANK
DEFERRED COMPENSATION PLAN

By Its Trustees:

/s/ Richard H. Shirley                                  February 14, 2006
---------------------------------------                 -----------------
Richard H. Shirley, as Trustee                          Date


/s/ James G. McClure                                    February 14, 2006
---------------------------------------                 -----------------
James G. McClure, as Trustee                            Date


Virgil L. Stadler                                       February 14, 2006
---------------------------------------                 -----------------
Virgil L. Stadler, as Trustee                           Date




Richard H. Shirley                                      February 14, 2006
------------------------------------------------        -----------------
Richard H. Shirley, as an Individual Stockholder        Date

James G. McClure                                        February 14, 2006
------------------------------------------------        -----------------
James G. McClure, as an Individual Stockholder          Date


Virgil L. Stadler                                       February 14, 2006
------------------------------------------------        -----------------
Virgil L. Stadler, as an Individual Stockholder         Date

                                                  ------------------------------
                                                         PAGE 13 OF 13 PAGES
                                                  ------------------------------


/s/ T. Scott Quakenbush                                 February 14, 2006
------------------------------------------------        -----------------
T. Scott Quakenbush, as an Individual Stockholder       Date


/s/ Ernest A. Koury, Jr.                                February 14, 2006
------------------------------------------------        -----------------
Ernest A. Koury, Jr. as an Individual Stockholder       Date


/s/ Bernie C. Bean                                      February 14, 2006
------------------------------------------------        -----------------
Bernie C. Bean, as an Individual Stockholder            Date

                                                                      EXHIBIT 99


                         AGREEMENT RELATING TO FILING OF
                           JOINT STATEMENT PURSUANT TO
                 RULE 13D-1(k) UNDER THE SECURITIES ACT OF 1934

         The undersigned agree that Amendment No. 6 to the Statement on Schedule 13G to which this Agreement is attached is filed on behalf of each of them.
Date: February 14, 2006

1ST STATE BANCORP, INC. EMPLOYEE STOCK OWNERSHIP PLAN TRUST

By Its Trustees:

/s/ T. Scott Quakenbush                                 February 14, 2006
-------------------------------------                   -----------------
T. Scott Quakenbush, as Trustee                         Date

/s/ Ernest A. Koury, Jr.                                February 14, 2006
-------------------------------------                   -----------------
Ernest A. Koury, Jr. as Trustee                         Date

/s/ Bernie C. Bean                                      February 14, 2006
--------------------------------------                  -----------------
Bernie C. Bean, as Trustee                              Date


1ST STATE BANCORP, INC. DEFERRED COMPENSATION PLAN

By Its Trustees:

/s/ James G. McClure                                    February 14, 2006
---------------------------------------                 -----------------
James G. McClure, as Trustee                            Date


Virgil L. Stadler                                       February 14, 2006
---------------------------------------                 -----------------
Virgil L. Stadler, as Trustee                           Date


/s/ Richard H. Shirley                                  February 14, 2006
---------------------------------------                 -----------------
Richard H. Shirley, as Trustee                          Date




/s/ James G. McClure                                    February 14, 2006
----------------------------------------------          -----------------
James G. McClure, as an Individual Stockholder          Date


Virgil L. Stadler                                       February 14, 2006
-----------------------------------------------         -----------------
Virgil L. Stadler, as an Individual Stockholder         Date


/s/ Richard H. Shirley                                  February 14, 2006
------------------------------------------------        -----------------
Richard H. Shirley, as an Individual Stockholder        Date

/s/ T. Scott Quakenbush                                 February 14, 2006
-------------------------------------------------       -----------------
T. Scott Quakenbush, as an Individual Stockholder       Date


/s/ Ernest A. Koury, Jr.                                February 14, 2006
---------------------------------------------           -----------------
Ernest A. Koury, Jr. as an Individual Stockholder       Date


/s/ Bernie C. Bean                                      February 14, 2006
--------------------------------------------            -----------------
Bernie C. Bean, as an Individual Stockholder            Date